Exhibit 99.1

news release

Encana reports on the election of directors voting results from the 2018 Annual Meeting of Shareholders

Calgary, Alberta (May 1, 2018) TSX, NYSE: ECA

The following matter was voted upon at the Annual Meeting of Shareholders of Encana Corporation (the “Corporation”) held on May 1, 2018 in Calgary, Alberta. Each of the matters is described in greater detail in the Notice of Annual Meeting of Shareholders and 2018 Proxy Statement dated March 22, 2018.

1.	Election of Directors

By resolution passed via ballot, the following 10 nominees were appointed as Directors of the Corporation to serve until the close of the next annual meeting of shareholders of the Corporation, or until their successors are elected or appointed. The results of the ballot were as follows:

Name of Nominee	Votes For	Percent	Votes Withheld	Percent
Peter A. Dea	690,282,959	98.71%	9,019,703	1.29%
Fred J. Fowler	686,553,161	98.18%	12,749,501	1.82%
Howard J. Mayson	692,147,927	98.98%	7,154,735	1.02%
Lee A. McIntire	686,862,604	98.22%	12,440,058	1.78%
Margaret A. McKenzie	687,650,213	98.33%	11,652,449	1.67%
Suzanne P. Nimocks	683,990,016	97.81%	15,312,646	2.19%
Brian G. Shaw	694,970,380	99.38%	4,332,282	0.62%
Douglas J. Suttles	695,213,975	99.42%	4,088,687	0.58%
Bruce G. Waterman	680,842,132	97.36%	18,460,530	2.64%
Clayton H. Woitas	680,417,321	97.30%	18,885,341	2.70%

Encana Corporation

Encana is a leading North American energy producer that is focused on developing its strong portfolio of resource plays, held directly and indirectly through its subsidiaries, producing oil, natural gas liquids (NGLs) and natural gas. By partnering with employees, community organizations and other businesses, Encana contributes to the strength and sustainability of the communities where it operates. Encana common shares trade on the Toronto and New York stock exchanges under the symbol ECA.

Further information on Encana Corporation is available on the company’s website, www.encana.com, or by contacting:

Investor contact: Corey Code Vice-President, Investor Relations (403) 645-4606 Patti Posadowski Sr. Advisor, Investor Relations (403) 645-2252	Media contact: Simon Scott Vice-President, Communications (403) 645-2526 Jay Averill Director, Media Relations (403) 645-4747

SOURCE: Encana Corporation

Encana Corporation	1